Exhibit 10.4

Base Salaries of Executive Officers of Pinnacle Bankshares Corporation

In effect as of July 1, 2020, the following are the base salaries (on an annual basis) of the executive officers of Pinnacle Bankshares Corporation.

Aubrey H. Hall, III President and Chief Executive Officer	$283,327.68
Bryan M. Lemley Secretary, Treasurer and Chief Financial Officer	$186,062.64
Thomas R. Burnett, Jr. Vice President	$173,709.60